Exhibit 10.28
SETTLEMENT AGREEMENT
     This Settlement Agreement (the “Agreement”) is entered into as of January 24, 2008, by and among Tarragon Corporation, having an address of 423 West 55th St., 12th Floor, New York, NY 10019 (“Tarragon” or, the “Company”) and PNC Equity Securities, LLC having an address of One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707 (“PNC”).
RECITALS
A. Tarragon and U.S. Bank National Association (the “Trustee”) are parties to that certain Indenture dated as of September 16, 2004 (the “Indenture”)1 with respect to the 8.00% Senior Convertible Notes due 2009 (the “Notes”) issued by the Company, in the original principal amount of $62,000,000, of which $5,750,000 in principal amount is presently outstanding.
B. PNC is a Holder of $5,750,000 in principal amount of the Notes, which constitute all of the outstanding notes under the Indenture (the “Outstanding Notes” and, collectively with the Indenture, the “Loan Documents”).
C. Section 2 of the Outstanding Notes provides that Interest thereon shall be due and payable at the rate of 8.00% per annum on March 15 and September 15 of each year until the earlier to occur of payment in full of the outstanding principal amount thereof or upon the maturity of the Outstanding Notes on September 16, 2009.
D. In its form 8-K dated August 17, 2007, Tarragon disclosed that National City Bank had notified Tarragon that it had accelerated approximately $75.1 million of principal obligations, unrelated to the Company’s obligations under the Indenture and the Notes, the payment of which is guaranteed by Tarragon (the “National City Acceleration”).
E. By Notice of Default, dated August 27, 2007 (the “August 27 Default Notice”), PNC notified Tarragon and the Trustee that the National City Acceleration constituted a Default under Section 4.1(f) of the Indenture (the “National City Default”) and that if the National City Default was not cured, waived, rescinded or annulled within thirty (30) days of the August 27 Default Notice, then an Event of Default would come into existence under Section 4.1(f) of the Indenture.
F. In a Notice of Event of Default, Acceleration and Demand for Payment dated September 28, 2007 (the “September 28 Acceleration Notice”), PNC notified Tarragon and the Trustee that an Event of Default had occurred under the Indenture because the National City Acceleration was not cured, waived, rescinded or annulled within thirty (30) days of the date of the August 27 Default Notice (the “National City Event of Default”).
G. In a Notice of Default dated October 4, 2007 (the “October 4 Default Notice”), the

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms by the Indenture.

Exhibit 10.28 (Continued)
Trustee notified Tarragon that Tarragon failed to make payment on September 15, 2007 of interest due on the Outstanding Notes in the amount of $230,000 and that such failure to make timely payment of Interest due constituted a default under Section 4.1 of the Indenture (the “Interest Payment Default”).
H. The October 4 Default Notice further notified Tarragon that the continuance of the Interest Payment Default through October 15, 2007 would result in the occurrence of an Event of Default pursuant to Section 4.1(c) of the Indenture.
I. In a Notice of Acceleration dated November 14, 2007 (the “November 14 Acceleration Notice”), the Trustee notified Tarragon that Tarragon failed to cure the Interest Payment Default within the time allotted by Section 4.1(c) of the Indenture and declared the entire amount of the Outstanding Notes to be due and payable, together with all accrued and unpaid Interest, Additional Interest and Liquidated Damages payable under the Indenture through the date of payment.
J. In an Additional Notice of Event of Default, Acceleration and Demand for Payment dated October 18, 2007 (the “October 18 Acceleration Notice”), PNC notified Tarragon and the Trustee that, inter alia, an Event of Default had occurred under the Indenture as a result of the continuance of the Interest Payment Default for thirty (30) days.
K. By the October 18 Acceleration Notice, PNC further notified Tarragon that PNC declared the Outstanding Notes to be due and payable in full and made demand for the immediate payment of all amounts owing under the Outstanding Notes.
L. As of January 15, 2008, the total outstanding balance of Principal, Interest and Defaulted Interest owed to PNC by Tarragon under the Loan Documents is $6,141,594 (the “P&I Balance Due”). In addition to the P&I Balance Due, certain additional amounts are due to PNC by Tarragon under the Loan Documents including, without limitation, PNC’s costs of collection and attorneys’ fees, reimbursement of the Trustee’s fees and reimbursement of the Trustee’s attorneys’ fees (“PNC’s Costs of Collection” and, together with the P&I Balance Due, the “Total Indebtedness”).
M. Tarragon and PNC have agreed to settle Tarragon’s liability under the Loan Documents in accordance with and subject to the terms and conditions set forth herein.
     THEREFORE, the parties agree as follows:
     1. INCORPORATION OF RECITALS. The recitals set forth above are true and correct.
     2. AFFIRMATION OF P&I BALANCE DUE. Tarragon affirms and ratifies that the P&I Balance Due as of January 15, 2008 is $6,141,594.
     3. SETTLEMENT PAYMENT. Within twenty-four (24) hours of the execution

Exhibit 10.28 (Continued)
of this Agreement by PNC and Tarragon (the “Settlement Date”), as a condition precedent to PNC’s obligations under this Agreement, Tarragon shall pay to PNC the sum of Three Million Five Hundred Ninety-Three Thousand Seven Hundred and Fifty Dollars ($3,593,750) (“Settlement Payment”) in immediately available funds by wire transfer or certified check, made payable originally to PNC without intervening endorsements. TIME IS OF THE ESSENCE FOR THIS OBLIGATION.
     4. CONDITIONAL RELEASE OF TARRAGON. Upon receipt of the Settlement Payment on or before the Settlement Date, and subject to Section 9 of this Agreement, PNC, on behalf of itself and each of PNC’s successors, assigns, parents, subsidiaries, affiliates, predecessors, officers, directors, employees, agents, attorneys, heirs and executors, as applicable, both present and former (collectively, “PNC Affiliates”), jointly and severally, releases, acquits and forever discharges Tarragon and each of its successors, assigns, parents, subsidiaries, affiliates, predecessors, officers, directors, employees, agents, attorneys, heirs and executors, as applicable, both present and former (collectively, the “Tarragon Parties”) of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in contract, tort, law or in equity which PNC has or ever had against Tarragon under the Loan Documents.
     5. [INTENTIONALLY OMITTED].
     6. RELEASE OF PNC. In consideration of PNC’s agreement to the provisions herein, to the extent that Tarragon may have any offsets, defenses, claims or counterclaims against PNC or any PNC Affiliate, Tarragon, on behalf of itself and each of the Tarragon Parties, jointly and severally, releases, acquits and forever discharges PNC and all PNC Affiliates of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in contract, tort, law or in equity against PNC or any PNC Affiliate which Tarragon or any Tarragon Party now has or ever had upon or by reason of any matter, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated including, without limitation, (i) any claim arising under or related to the Loan Documents, (ii) any actions or omissions of PNC or any PNC Affiliate in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity or (iii) any actions or omissions of PNC with respect to the August 27 Default Notice, September 28 Acceleration Notice or the October 18 Acceleration Notice.
     7. CONFIDENTIALITY. Tarragon agrees that the terms of this Agreement and any terms that may have been previously discussed among Tarragon and PNC are and shall remain confidential and Tarragon agrees that such terms shall not be disclosed by Tarragon or any Tarragon Party to any other person unless otherwise authorized by PNC in writing or required by law or regulation.
     8. COVENANT NOT TO SUE. Subject to the full and complete performance of

Exhibit 10.28 (Continued)
Tarragon’s obligations under this Agreement, and subject to the terms and conditions of Section 9 below, PNC covenants not to sue Tarragon with respect to Tarragon’s defaults under the Loan Documents during the ninety-five (95) day period following the Settlement Date. Notwithstanding anything to the contrary herein, Tarragon acknowledges that it may have other obligations to PNC Affiliates incurred in connection with transactions other than the Loan Documents and that such obligations are not released or impaired by this Agreement.
     9. CONDITIONS SUBSEQUENT. Notwithstanding the foregoing, if any one or more of the “Conditions Subsequent” as defined in subsections 9.1 — 9.5 of this Agreement (“Conditions Subsequent”) occurs, the following provisions shall apply: (a) the provisions of Sections 4 and 8 of this Agreement shall be deemed void ab initio and shall be of no force or effect; (b) Tarragon’s obligations under the Loan Documents shall continue to be effective, or be reinstated, as the case may be; and (c) the full amount of the Total Indebtedness shall be due and payable immediately by Tarragon, all as though PNC’s conditional agreement to accept the Settlement Payment in satisfaction of Tarragon’s obligations under the Loan Documents had not been made and PNC may immediately pursue all of its rights and remedies to collect such amounts, together with interest thereon at the highest rate provided in the Notes and Indenture following a default accruing from January 15, 2008, and all other amounts which PNC may lawfully recover in connection therewith, including attorneys’ fees (including allocable costs of staff counsel) and expenses incurred to date or which may be hereafter incurred, provided, however, that in any such event, the release of PNC and the PNC Affiliates set forth in Section 6 of this Agreement and all other obligations and agreements of Tarragon under this Agreement shall not be avoided, set aside or undone and shall remain in full force and effect.
          The Conditions Subsequent are as follows:
          9.1. Litigation. Tarragon or any person claiming by or through Tarragon commences, joins in, assists, cooperates in or participates as an adverse party or as an adverse witness (subject to compulsory legal process which requires testimony) in any suit or other proceeding against PNC or any PNC Affiliate relating to the Outstanding Notes, Indenture or this Agreement; or
          9.2. Avoidance. The Settlement Payment or any portion thereof, or any transfer of property to PNC or any portion of such property, whether paid or transferred to PNC pursuant to this Agreement or otherwise, is rescinded, avoided, set aside, rendered void or undone or otherwise restored by PNC or any PNC Affiliate to Tarragon, or to any of the creditors of Tarragon, any representative of Tarragon, any representative of any of Tarragon’s creditors, any trustee, liquidating trust, liquidating committee or other representative of an estate created under title 11 of the United States Code, upon the insolvency, bankruptcy or reorganization of Tarragon, or otherwise; or

Exhibit 10.28 (Continued)
          9.3. Representations, Warranties, Covenants and Other Agreements. Any of the representations, warranties, covenants or other agreements of Tarragon contained in this Agreement shall have been false or incorrect in any material respect as of the Settlement Date; or
          9.4. Release of PNC Challenged. The release of PNC or any PNC Affiliate set forth in Section 6 is alleged to be invalid or unenforceable by any claim or proceeding initiated or commenced in favor of, through or by Tarragon or any Tarragon Party; or
          9.5. Unauthorized Disclosure. Any breach by Tarragon or any Tarragon Party to keep the terms of this Agreement confidential pursuant to Section 7 of this Agreement.
     10. AGREEMENTS, ACKNOWLEDGMENTS, REPRESENTATIONS AND WARRANTIES. Tarragon acknowledges, represents, warrants, affirms and confirms the following:
     A. Tarragon has read this Agreement, understands the effect and scope of this Agreement and has had the assistance of separate legal counsel of its choice in carefully reviewing, discussing and considering all terms of this Agreement or has elected to enter into this Agreement without consulting legal counsel.
     B. Tarragon’s execution and delivery of this Agreement is not based upon reliance upon any representation, understanding or agreement not expressly set forth in this Agreement. Neither PNC nor any PNC Affiliate have made any representations to any other party (or such party’s agent) not expressly set forth in this Agreement.
     C. Tarragon does execute and deliver this Agreement as its free and voluntary act, without any duress, coercion or undue influence exerted by or on behalf of any other party.
     D. Tarragon has full and complete authorization and power to execute this Agreement in the capacity herein stated. This Agreement is a valid, binding and enforceable obligation of Tarragon and does not violate any law, rule or regulation, or any contract or agreement to which Tarragon is a party.
     E. Tarragon has not conveyed, transferred, assigned, pledged or otherwise encumbered any claim or causes of action covered by the release set forth in Section 6 of this Agreement.
     11. SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This Agreement is, and shall be deemed to be, the product

Exhibit 10.28 (Continued)
of joint drafting by the parties hereto and shall not be construed against any of them as the drafter hereof.
     12. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to such jurisdiction’s principles of conflicts of law. Tarragon agrees that all claims, disputes, and other matters arising out of or relating to this Agreement, or the breach thereof, will be decided by proceedings instituted and litigated in a court of competent jurisdiction sitting in the County of Allegheny or the United States District Court for the Western District of Pennsylvania.
     13. COUNTERPARTS. This Agreement may be executed in multiple identical counterparts, each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.
     14. TIME IS OF THE ESSENCE. Time shall be of the essence with respect to each and every of the various undertakings and obligations of Tarragon as set forth in the Agreement.
     15. NO MODIFICATION OR WAIVER. None of the terms or provisions of this Agreement may be changed, waived, modified, discharged, or terminated except by an instrument in writing executed by the party against which enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.
     16. SUCCESSORS AND ASSIGNS. All rights and obligations of PNC under this Agreement shall inure to the benefit of, and bind, PNC’s successors and assigns, and all rights and obligations of Tarragon hereunder shall inure to the benefit of, and bind, the successors, assigns, heirs, administrators, executors and legal representatives and estate of Tarragon.
     17. COOPERATION. Prior to and at all times following the date of this Agreement, Tarragon agrees to execute and deliver, or to cause to be executed and delivered, such documents and to do, or cause to be done, such other acts and things as might reasonably be requested by the PNC to assure that the benefits of this Agreement are realized by the parties.
     18. WAIVER OF JURY TRIAL. TARRAGON KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE UNDERLYING TRANSACTIONS. TARRAGON CERTIFIES THAT NEITHER PNC NOR ANY PNC AFFILIATE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PNC WOULD NOT IN

Exhibit 10.28 (Continued)
THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.
     IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal as of the date first above written.

Tarragon Corporation
By:	/s/ Willian S. Friedman

	Title:	CEO

PNC Equity Securities, LLC
By:	/s/ James S. Bernier

	Title:	President